UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)
of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☑ Definitive Additional Materials ☐ Soliciting Material Pursuant to Section 240.14a-12	☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Rambus Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter to stockholders was sent to certain stockholders on or about April 12, 2012.  This letter may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1050 Enterprise Way, Suite 700
Sunnyvale, CA  94089
(408) 462-8000
www.rambus.com

April 12, 2012

Dear Rambus Stockholder:

By now, you should have received your annual report, proxy statement and voting card for Rambus Inc.’s 2012 Annual Meeting of Stockholders to be held on April 26, 2012.  According to our records, your shares have not yet been voted.

Our Board of Directors recommends the following votes for each of the respectively numbered proposals outlined in the proxy statement:

1. A vote “FOR” the Election of the Class I Director Nominees;
2. A vote “FOR” the advisory vote to approve named executive officer compensation;
3. A vote “FOR” the approval of an amendment to the 2006 Equity Incentive Plan to increase the number of shares of common stock of the Company reserved for issuance thereunder by 6,500,000 shares;
4. A vote “FOR” approval of an amendment to the 2006 Employee Stock Purchase Plan to increase the number of shares of common stock of the Company reserved for issuance thereunder by 1,500,000 shares;
5. A vote “FOR” approval of a one-time stock option exchange program for eligible employee stock option holders; and
6. A vote “FOR” the ratification of PricewaterhouseCoopers LLP as independent registered accounting firm of the Company for the fiscal year ending December 31, 2012.

*PLEASE VOTE TODAY!*

Your vote is extremely important to us.  The quickest way to vote is by telephone or internet.  Instructions on how to vote your shares are enclosed.

Thank you for your investment in Rambus and for voting your shares.  If you have any questions or need assistance with voting, please contact Morrow & Co., LLC, our proxy solicitor, at 1-800-607-0088.

Sincerely,

/s/ Harold Hughes
Harold Hughes Chief Executive Officer
Rambus Inc.